Core & Main Announces Fiscal 2021 Fourth Quarter and Full-Year Results

ST. LOUIS, March 30, 2022 — Core & Main, Inc. (NYSE: CNM), a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, today announced financial results for the fourth quarter and fiscal year ended January 30, 2022.

Fiscal 2021 Fourth Quarter Highlights (Compared with Fiscal 2020 Fourth Quarter)
•Net sales increased 50% to $1,246 million
•Gross profit margin increased 170 basis points to 26.2%
•Net income increased to $79 million from zero in the prior year
•Adjusted EBITDA (Non-GAAP) increased 113% to $151 million
•Adjusted EBITDA margin (Non-GAAP) increased 360 basis points to 12.1%
•Closed the Catalone Pipe & Supply Co. acquisition in the fourth quarter and acquired Dodson Engineered Products, Inc. subsequent to year-end

Fiscal Year 2021 Highlights (Compared with Fiscal 2020)
•Net sales increased 37% to $5,004 million
•Gross profit margin increased 150 basis points to 25.6%
•Net income increased $188 million to $225 million
•Adjusted EBITDA (Non-GAAP) increased 77% to $604 million
•Adjusted EBITDA margin (Non-GAAP) increased 270 basis points to 12.1%
•Net Debt Leverage (Non-GAAP) (using Adjusted EBITDA on a trailing 12-month basis) decreased to 2.5x as of January 30, 2022 compared with 5.6x as of January 31, 2021

“Core & Main continued to deliver exceptional results in the fourth quarter, allowing us to achieve record financial and operational performance in fiscal 2021,” said Steve LeClair, chief executive officer of Core & Main.

“Net sales grew 37% in fiscal 2021 driven by strong demand across each of our end markets, higher average selling prices as we passed along rising materials costs, solid performance across our sales initiatives to deliver market share gains and acquisitions. Our teams leveraged the strong sales growth through the expansion of our margin enhancement initiatives and disciplined cost management to achieve record profitability in fiscal 2021. We did this while serving our customers better than ever before, which is reflected by our outperformance in a challenging year.

We finished the year strong from an M&A standpoint, adding five extraordinary businesses to our team throughout the year and acquiring Dodson Engineered Products, Inc. subsequent to year-end. Each of these acquisitions fits well within our M&A strategy, offering expansion into new geographies, access to new product lines, consolidation of existing market positions and the addition of key talent.”

LeClair concluded, "I’m proud of all we achieved in fiscal 2021 and want to thank our associates for their unwavering dedication and commitment to superior customer service. When confronted with a challenging operating environment, our associates adapted and continued delivering on our promise of providing our customers with local knowledge, local experience and local service, nationwide. I also want to thank our customers and suppliers for their great partnership through these challenging times. As I look ahead, I am confident that Core & Main is investing in the right areas, at the right time. We intend to continue investing in value-creating growth opportunities as we move forward, including M&A. We are deepening our competitive advantage and building on our foundation of long-term, profitable growth. We have gained significant market share, built robust capabilities, and are in an excellent position to deliver strong performance in fiscal 2022 and for years to come.”

Three Months Ended January 30, 2022

Net sales for the three months ended January 30, 2022 increased $415 million, or 50%, to $1,246 million compared with $831 million in the prior year period. The increase in net sales was primarily attributable to higher average selling prices, representing approximately two-thirds of the net sales increase, strong market volume growth, share gains from sales initiatives and having preferred access to products during a period of material shortages, and acquisitions.

Gross profit for the three months ended January 30, 2022 increased $123 million, or 60%, to $327 million compared with $204 million in the prior year period. Gross profit as a percentage of net sales for the three months ended January 30, 2022 was 26.2% compared with 24.5% in the prior year period, an improvement of 170 basis points. The increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives, achievement of growth-based supplier incentives and accretive acquisitions.

Selling, general and administrative (“SG&A”) expenses for the three months ended January 30, 2022 increased $45 million, or 33%, to $183 million compared with $138 million in the prior year period. The increase was primarily driven by higher variable compensation costs, increased headcount, volume driven increases in other distribution costs and incremental costs from acquisitions. SG&A as a percentage of net sales for the three months ended January 30, 2022 was 14.7% compared with 16.6% in the prior year period, an improvement of approximately 190 basis points due to our ability to leverage our fixed costs.

Net income for the three months ended January 30, 2022 increased $79 million to $79 million. The increase in net income was primarily attributable to higher operating income and lower interest expense due to lower debt levels, partially offset by an increase in income taxes.

Adjusted EBITDA (Non-GAAP) for the three months ended January 30, 2022 increased $80 million, or 113%, to $151 million compared with $71 million in the prior year period. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales and gross profit. Adjusted EBITDA margin increased 360 basis points to 12.1% from 8.5% in the prior year period.

Fiscal Year Ended January 30, 2022

Net sales for fiscal 2021 increased $1,362 million, or 37%, to $5,004 million compared with $3,642 million for fiscal 2020. The increase in net sales was primarily attributable to higher average selling prices, representing approximately half of the net sales increase, strong market volume growth, share gains from sales initiatives and from having preferred access to products during a period of material shortages, and acquisitions.

Gross profit for fiscal 2021 increased $402 million, or 46%, to $1,280 million compared with $878 million for fiscal 2020. Gross profit as a percentage of net sales for fiscal 2021 was 25.6% compared with 24.1% for fiscal 2020, an improvement of 150 basis points. The increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives, achievement of growth-based supplier incentives and accretive acquisitions.

SG&A expenses for fiscal 2021 increased $161 million, or 29%, to $717 million compared with $556 million for fiscal 2020. The increase was primarily driven by higher variable compensation costs and increased headcount, lower discretionary spending in response to COVID-19 in fiscal 2020, volume driven increases in other distribution costs and incremental costs from acquisitions. In addition, during fiscal 2021, SG&A expenses increased by $21 million related to higher equity-based compensation expense due to accounting for equity awards and $5 million of other one-time costs in connection with our initial public offering of shares of Class A common stock in July 2021 (the "IPO") and the secondary offering of shares of Class A common stock by certain shareholders in January 2022 (the "Secondary Offering"). SG&A expenses as a percentage of net sales for fiscal 2021 was 14.3% compared with 15.3% for fiscal 2020, an improvement of approximately 100 basis points due to our ability to leverage our fixed costs, partially offset by higher equity-based compensation.

Net income for fiscal 2021 increased $188 million to $225 million compared with $37 million for fiscal 2020. The increase in net income was primarily attributable to higher operating income and lower interest expense related to the refinancing transactions completed in connection with the IPO in July 2021 (the "Refinancing Transactions"), partially offset by the $51 million loss on debt modification and an increase in income taxes.

Adjusted EBITDA (Non-GAAP) for fiscal 2021 increased $262 million, or 77%, to $604 million compared with $342 million for fiscal 2020. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales and gross profit. Adjusted EBITDA margin increased 270 basis points to 12.1% from 9.4% for fiscal 2020.

Capital Structure and Liquidity

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of January 30, 2022 was $1,492 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.5x, an improvement of 3.1x from January 31, 2021. The improvement was attributable to debt repayment from the proceeds of the IPO and the subsequent Refinancing Transactions, in addition to an increase in Adjusted EBITDA.

As of January 30, 2022, Core & Main had total liquidity of $842 million, consisting of $1 million of cash and cash equivalents and approximately $841 million of excess availability under our asset-based revolving credit facility, which is net of approximately $9 million of outstanding letters of credit.

Fiscal 2022 Outlook

"We are very pleased with the momentum in our business and the positive underlying market tailwinds,” LeClair continued. “As we look across fiscal 2022, we expect net sales to grow in the high single to low double-digit range, with strong growth in the first half of the year but moderating in the second half with more difficult comparisons. We expect Adjusted EBITDA to be in the range of $595 million to $635 million. Our outlook includes only the acquisitions that have already closed.”

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on March 30, 2022 at 8:30 a.m. EDT to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call also may be accessed by dialing (844) 200-6205 or +1 (929) 526-1599 (international). The passcode for the live call is 677202. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results and key performance indicators will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets nationwide. With approximately 300 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,100 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell; our ability to manage our inventory effectively, including during periods of supply chain disruptions; our ability to obtain product; general business and economic conditions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the impact of seasonality and weather-related impacts, including natural disasters or similar extreme weather events; the fragmented and highly competitive markets in which we compete and consolidation within our industry; our ability to competitively bid for municipal and private contracts; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight and energy, such as fuel; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; the domestic and international political environment with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints; our ability to operate our business consistently through highly dispersed locations across the United States; interruptions in the proper functioning of our information technology systems, including from cybersecurity threats; risks associated with raising capital; risks associated with raising capital; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to renew or replace our existing leases on favorable terms or at all; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our substantial indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Holdings and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the annual period ended January 30, 2022); increases in interest rates and the impact of transitioning from LIBOR as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that CD&R has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Robyn Bradbury
VP, Investor Relations and FP&A
(314) 995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data)

	Three Months Ended		Fiscal Year Ended
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021

Net sales	$1,246	$831	$5,004	$3,642
Cost of sales	919	627	3,724	2,764
Gross profit	327	204	1,280	878
Operating expenses:
Selling, general and administrative	183	138	717	556
Depreciation and amortization	35	34	138	137
Total operating expenses	218	172	855	693
Operating income	109	32	425	185
Interest expense	13	35	98	139
Loss on debt modification and extinguishment	—	—	51	—
Income (loss) before provision for income taxes	96	(3)	276	46
Provision for (benefit from) income taxes	17	(3)	51	9
Net income	79	$—	225	$37
Less: net income attributable to non-controlling interests (1)	31		59
Net income attributable to Core & Main, Inc. (1)	$48		$166

Earnings per share (2)
Basic	$0.29		$0.57
Diluted	$0.28		$0.55
Number of shares used in computing EPS (2)
Basic	161,768,901		159,188,391
Diluted	245,775,819		244,451,678

(1)For the fiscal year ended January 30, 2022, the net income attributable to Core & Main, Inc. includes net income prior to the Reorganization Transactions (as described in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the annual period ended January 30, 2022) of $74 million and net income subsequent to the Reorganization Transactions of $92 million. Refer to the Statements of Changes in Stockholders' Equity/Partners' Capital for a summary of net income attributable to Core & Main, Inc. subsequent to the Reorganization Transactions. See Note 1 for a description of the Basis of Presentation of the consolidated financial statements.

(2)Represents basic and diluted earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period from July 23, 2021 through January 30, 2022, which is the period following the Reorganization Transactions. The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the periods prior to the Reorganization Transactions on July 22, 2021.

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data)

	January 30, 2022	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1	$381
Receivables, net of allowance for credit losses of $5 and $5	884	557
Inventories	856	384
Prepaid expenses and other current assets	26	15
Total current assets	1,767	1,337
Property, plant and equipment, net	94	86
Operating lease right-of-use assets	152	129
Intangible assets, net	871	919
Goodwill	1,515	1,453
Other assets	35	—
Total assets	$4,434	$3,924

LIABILITIES AND STOCKHOLDERS’ EQUITY/PARTNERS’ CAPITAL
Current liabilities:
Current maturities of long-term debt	$15	$13
Accounts payable	608	326
Accrued compensation and benefits	109	71
Current operating lease liabilities	49	43
Other current liabilities	58	69
Total current liabilities	839	522
Long-term debt	1,456	2,252
Non-current operating lease liabilities	103	86
Deferred income taxes	35	232
Payable to related parties pursuant to Tax Receivable Agreements	153	—
Other liabilities	17	31
Total liabilities	2,603	3,123
Commitments and contingencies
Partners’ capital	—	801
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 167,522,403 shares issued and outstanding as of January 30, 2022	2	—
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 78,398,141 shares issued and outstanding as of January 30, 2022	1	—
Additional paid-in capital	1,214	—
Retained earnings	92	—
Accumulated other comprehensive income	16	—
Total stockholders’ equity/partners’ capital attributable to Core & Main, Inc.	1,325	801
Non-controlling interests	506	—
Total stockholders’ equity/partners’ capital	1,831	801
Total liabilities and stockholders’ equity/partners’ capital	$4,434	$3,924

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Year Ended
	January 30, 2022	January 31, 2021
Cash Flows From Operating Activities:
Net income	$225	$37
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	150	153
Provision for bad debt	2	2
Non-cash inventory charge	1	1
Equity-based compensation expense	25	4
Loss on debt modification and extinguishment	49	—
Other	(17)	(2)
Changes in assets and liabilities:
(Increase) decrease in receivables	(312)	(28)
(Increase) decrease in inventories	(440)	(27)
(Increase) decrease in other assets	(7)	8
Increase (decrease) in accounts payable	274	40
Increase (decrease) in accrued liabilities	24	15
Increase (decrease) in other liabilities	(5)	11
Net cash (used in) provided by operating activities	(31)	214
Cash Flows From Investing Activities:
Capital expenditures	(20)	(12)
Acquisitions of businesses, net of cash acquired	(179)	(217)
Settlement of interest rate swap	(5)	—
Proceeds from the sale of property and equipment	1	—
Net cash used in investing activities	(203)	(229)
Cash Flows From Financing Activities:
IPO proceeds, net of underwriting discounts and commissions	664	—
Offering proceeds from underwriters’ option, net of underwriting discounts and commissions	100	—
Payments for offering costs	(8)	—
Investments from non-controlling interest holders	—	1
Distributions to non-controlling interest holders	(52)	(15)
Borrowings on asset-based revolving credit facility	18	460
Repayments on asset-based revolving credit facility	(18)	(460)
Issuance of long-term debt	1,500	250
Repayments of long-term debt	(2,319)	(13)
Payment of debt redemption premiums	(18)	—
Debt issuance costs	(13)	(8)
Net cash (used in) provided by financing activities	(146)	215
(Decrease) increase in cash and cash equivalents	(380)	200
Cash and cash equivalents at the beginning of the period	381	181
Cash and cash equivalents at the end of the period	$1	$381

Cash paid for interest	$126	$123
Cash paid for taxes	$55	$8

Non-GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.
We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and subsequent secondary offering and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.
We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business, Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

• do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

• do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

• do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

• exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.
No reconciliation of the estimated range for Adjusted EBITDA for fiscal 2022 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses and associated taxes cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following tables set forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA, as applicable, for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Fiscal Year Ended
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
Net income attributable to Core & Main, Inc.	$48		$166
Plus: net income attributable to non-controlling interests	31		59
Net income	79	$—	225	$37
Depreciation and amortization (1)	36	36	142	141
Provision for (benefit from) income taxes	17	(3)	51	9
Interest expense	13	35	98	139
EBITDA	$145	$68	$516	$326
Loss on debt modification and extinguishment	—	—	51	—
Equity-based compensation	3	1	25	4
Acquisition expenses (2)	1	2	7	12
Offering expenses (3)	2	—	5	—
Adjusted EBITDA	$151	$71	$604	$342

Adjusted EBITDA Margin:
Net Sales	$1,246	$831	$5,004	$3,642
Adjusted EBITDA / Net Sales	12.1%	8.5%	12.1%	9.4%

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations in the consolidated financial statements included in our Annual Report on Form 10-K.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to the IPO and Secondary Offering reflected in SG&A expenses in our Statement of Operations in the consolidated financial statements included in our Annual Report on Form 10-K.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As Of
	January 30, 2022	January 31, 2021
Senior ABL Credit Facility due July 2026	$—	$—
Senior Term Loan due August 2024	—	1,261
Senior Notes due September 2024	—	300
Senior Notes due August 2025	—	750
Senior Term Loan due 2028	1,493	—
Total Debt	1,493	2,311
Less: Cash & Cash Equivalents	(1)	(381)
Net Debt	$1,492	$1,930
Twelve Months Ended Adjusted EBITDA	$604	$342
Net Debt Leverage	2.5x	5.6x